United Security Bancshares reports 2nd quarter net income of $4.1 million

FRESNO, CA - July 17, 2019. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the three and six months ended June 30, 2019. The Company reported consolidated net income of $4,097,000, or $0.24 per basic and diluted common share, for the quarter ended June 30, 2019, as compared to $3,392,000, or $0.20 per basic and diluted common share, for the quarter ended June 30, 2018. The Company recognized net income of $8,104,000 for the six months ended June 30, 2019, an increase of 24% compared to the net income of $6,549,000 recognized for the six months ended June 30, 2018. Basic and diluted earnings per share increased to $0.48 for the six months ended June 30, 2019, as compared to basic and diluted earnings per share of $0.39 for the six months ended June 30, 2018.

Second Quarter 2019 Highlights (at or for the quarter ended June 30, 2019, except where noted)

▪	Net interest income after provision for credit losses increased to $9,299,000, compared to $8,914,000 for the quarter ended June 30, 2018, and decreased from $9,454,000 in the preceding quarter.

▪	Net interest margin increased to 4.28% from 4.03% for the quarter ended June 30, 2018, and decreased from 4.45% in the preceding quarter.

▪	Net recoveries totaled $31,000, compared to net recoveries of $445,000 for the quarter ended June 30, 2018, and $16,000 in the preceding quarter.

▪	Capital positions remain strong with a 12.43% Tier 1 Leverage Ratio, a 15.47% Common Equity Tier 1 Ratio; a 16.90% Tier 1 Risk-Based Capital Ratio; and a 18.15% Total Risk-Based Capital Ratio.

▪	Annualized return on average assets ("ROAA") was 1.71%, compared to 1.58% for the quarter ended June 30, 2018, and 1.74% in the preceding quarter.

▪	Annualized return on average equity ("ROAE") was 14.53%, compared to 12.95% for the quarter ended June 30, 2018, and 14.80% in the preceding quarter.

▪	Total loans, net of unearned fees, decreased to $572,810,000, compared to $587,814,000 at December 31, 2018.

▪	Other real estate owned balances remained at $5,745,000 at June 30, 2019 when compared to $5,745,000 at December 31, 2018.

▪	The allowance for credit losses as a percentage of gross loans increased to 1.48%, compared to 1.43% at December 31, 2018.

▪	Total deposits increased to $870,915,000, compared to $805,643,000 at December 31, 2018.

▪	Book value per share increased to $6.69, compared to $6.45 at December 31, 2018.

Dennis Woods, President and Chief Executive Officer, stated: "Throughout the second quarter of 2019 the Company continued to build upon the successes of our recent history. For the first time in our Company's history we are reporting total assets in excess of $1 billion. During the second quarter, deposits increased $39.3 million, and the resulting increases in interest income helped our book value per share grow from $6.58 to $6.69. We expect to capitalize on our historic growth and look forward to a very exciting rest of 2019.

Results of Operations

ROAE for the six months ended June 30, 2019 was 14.57%, compared to 12.69% for the six months ended June 30, 2018. ROAA was 1.71% for the six months ended June 30, 2019, compared to 1.57% for the six months ended June 30, 2018. Annualized ROAE for the quarter ended June 30, 2019 was 14.53% compared to 12.95% for the same period in 2018. Annualized ROAA was 1.71% for the quarter ended June 30, 2019, compared to 1.58% for the same period in 2018.
The annualized average cost of deposits was 0.43% for the quarter ended June 30, 2019 and 0.30% for the quarter ended June 30, 2018. The increase in the cost of deposits is attributed to increases in average balances and rates paid on time deposits and money market accounts. Interest-bearing deposits increased 23.78% between June 30, 2018 and 2019 to an average balance of $522,382,000.

Net interest income after the provision for credit losses for the six months ended June 30, 2019 totaled $18,753,000, an increase of $1,325,000, or 7.60%, from $17,428,000 for the same period ended June 30, 2018. The Company's net interest margin increased from 4.26% for the six months ended June 30, 2018 to 4.36% for the six months ended June 30, 2019. The increase was the result of increases in loan yields, investment yields, and yields on overnight funds, partially offset by the increasing costs of deposits. The yield on loans increased from 5.36% for the six months ended June 30, 2018 to 6.01% for the six months ended June 30, 2019. The yield on loans for the six months ended June 30, 2018 includes $550,000 in writedowns of unamortized insurance premiums on the student loan portfolio, which was a result of the dissolution of the insurance carrier. The increase in net interest income on a year-over-year comparison is the result of higher interest rates on loans and an increase in overnight funds and investment securities, partially offset by increasing costs of deposits and a decline in loan balances. Net interest income after the provision for credit losses for the quarter ended June 30, 2019 totaled $9,299,000, an increase of $385,000 or 4.32% from the net interest income of $8,914,000 for the same period ended June 30, 2018.

Non-interest income for the six months ended June 30, 2019 totaled $3,252,000, reflecting an increase of $1,160,000 from the $2,092,000 in non-interest income reported for the six months ended June 30, 2018. Customer service fees, which represent the largest portion of the Company's non-interest income, totaled $1,639,000 and $1,971,000 for the six months ended June 30, 2019 and 2018, respectively. The decrease in customer service fees is attributed to the closure of the Financial Services department during the third quarter of 2018. On a year-over-year comparative basis, non-interest income increased primarily due to a $911,000 gain on the fair value of junior subordinated debentures (TRUPs) for the six months ended June 30, 2019, compared to a $661,000 loss for the same period ended June 30, 2018. The change in the fair value of TRUPs reflected in non-interest income was caused by fluctuations in the LIBOR yield curve. Non-interest income for the six months ended June 30, 2019 also includes a $114,000 loss resulting from the dissolution of the USB Real Estate Investment Trust (REIT) which was completed in February 2019. Non-interest income for the six months ended June 30, 2018 includes a $171,000 gain recorded on the death benefit proceeds of bank-owned life insurance.

Non-interest income for the quarter ended June 30, 2019 totaled $1,729,000, reflecting an increase of $560,000 from the $1,169,000 in non-interest income reported for the quarter ended June 30, 2018. The increase during the period was primarily due to the recording of a $497,000 gain on the fair value of TRUPs for the quarter ended June 30, 2019, as compared to a $192,000 loss for the quarter ended June 30, 2018. The change in the fair value of junior subordinated debentures (TRUPs) reflected in non-interest income was primarily caused by fluctuations in the LIBOR yield curve. Customer service fees totaled $830,000 for the quarter ended June 30, 2019, as compared to $1,020,000 for the quarter ended June 30, 2018. The decrease is partially attributed to the closing of the Financial Services department.

For the six months ended June 30, 2019, non-interest expense totaled $10,609,000, an increase of $291,000 compared to $10,318,000 for the six months ended June 30, 2018. On a year-over-year comparative basis, non-interest expense increased primarily due to increases of $417,000 in professional fees, $40,000 in data processing, and $175,000 in other expense, partially offset by a decrease of $439,000 in salaries and employee benefits. The increase in professional fees is mainly attributed to an increase in legal fees, the increase in data processing is primarily due to additional service fees, and the increase in other expenses was attributed to workman's compensation insurance expense. The decrease in salary and employee benefits is attributed to lower equity award expense. Non-interest expense for the six months ended June 30, 2018 includes a $121,000 recovery of workman's compensation insurance expense.

Non-interest expense totaled $5,262,000 for the quarter ended June 30, 2019, an decrease of $56,000 as compared to $5,318,000 reported for the quarter ended June 30, 2018. On a quarter-over-quarter comparative basis, non-interest expense decreased primarily due to decreases in salary and employee benefits as a result of lower equity award expenses, partially offset by increases in data processing expenses and professional fees.

The Company recorded an income tax provision of $3,292,000 for the six months ended June 30, 2019, compared to $2,653,000 for the same period in 2018. The effective tax rate for the six months ended June 30, 2019 was 28.89%, compared to 28.83% for the six months ended June 30, 2018. For the quarter ended June 30, 2019, the Company recorded a tax provision of $1,669,000, compared to a provision of $1,373,000 for the same period in 2018.

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for TRUPs, recovery of provision for credit losses, and gain on sale of other real estate owned (OREO). As such, Core Net Income would have been $7,457,000 for the six months ended June 30, 2019, an increase of approximately 23% compared to net income of $6,085,000 for the same period in 2018. Management believes that financial results are more comparative excluding the impact of such non-core items.

Balance Sheet Review

Total assets increased $73,435,000, or 7.87%, for the six months ended June 30, 2019, due primarily to increases of $87,998,000 in overnight funds held at the Federal Reserve. This increase is partially reflective of the increase of $65,272,000 in deposits during the first six months of 2019. Loan balances decreased by $14,512,000 for the six months ended June 30, 2019 and investment securities decreased by $6,453,000. Unfunded loan commitments increased $32,191,000 to $208,544,000 during the first six months of 2019. With the adoption of ASU 2016-02, effective January 1, 2019, the Company began to recognize an operating lease right-of-use asset and operating lease liability. At June 30, 2019, the operating lease right-of-use was $3,836,000 and the operating lease liability was $3,938,000.

Total deposits increased $65,272,000, or 8.10%, to $870,915,000 during the six months ended June 30, 2019. This increase was due to an increase of $66,199,000 in NOW, money market, and savings accounts and an increase of $11,452,000 in noninterest bearing deposits, partially offset by a a decrease of $12,379,000 in time deposits. Total money market and savings accounts increased 15.38% to $496,690,000 at June 30, 2019, compared to $430,491,000 at December 31, 2018. Noninterest bearing deposits increased 3.91% to $304,172,000 at June 30, 2019, compared to $292,720,000 at December 31, 2018. As a result of the net increase, core deposits, which is made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, increased $77,651,000.

Shareholders’ equity at June 30, 2019 was $113,338,000, up $4,098,000 from shareholders’ equity of $109,240,000 at December 31, 2018. The increase in equity was a result of net earnings for the period, partially offset by cash dividends.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on June 25, 2019. The dividend will be payable on July 18, 2019, to shareholders of record as of July 8, 2019. The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.11 per share on March 26, 2019. The dividend was payable on April 17, 2019, to shareholders of record as of April 8, 2019. No assurances can be provided that future dividends will be declared and/or as to the timing of such future dividends, if any.

Credit Quality

The Company has recorded a provision for credit losses of $10,000 for the six months ended June 30, 2019, compared to a recovery of provision of $1,325,000 for the six months ended June 30, 2018. Net loan recoveries totaled $47,000 for the six months ended June 30, 2019, as compared to net recoveries of $483,000 for the six months ended June 30, 2018. The Company recorded a provision for credit loss of $4,000 for the quarter ended June 30, 2019, compared to a recovery of provision for credit losses of $1,136,000 for the quarter ended June 30, 2018. Net loan recoveries totaled $31,000 for the quarter ended June 30, 2019, as compared to net loan recoveries of $445,000 for the quarter ended June 30, 2018.

The Company's allowance for loan loss totaled 1.48% of the loan portfolio at June 30, 2019, compared to 1.43% at December 31, 2018. In determining the adequacy of the allowance for loan losses, the judgment of the Company's management is a significant factor. Management considers the allowance for credit losses at June 30, 2019 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $461,000 between December 31, 2018 and June 30, 2019 to $21,168,000. Nonperforming assets as a percentage of total assets decreased from 2.32% at December 31, 2018 to 2.10% at June 30, 2019. The decrease in nonperforming assets is mainly attributed to decreases in nonaccrual loans and restructured loans. Nonaccrual loans decreased $415,000 between December 31, 2018 and June 30, 2019 to $11,637,000. Restructured loans decreased $876,000 between December 31, 2018 and June 30, 2019. OREO totaled $5,745,000 at June 30, 2019 and December 31, 2018.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 11 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Oakhurst, San Joaquin, and Taft. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (Net Income before Non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial tables, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company's operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income (loss) as an indicator of the Company's operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented.   Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) changes in general economic and financial market conditions, either nationally or locally, (2) changes in interest rates, (3) changes in banking laws or regulations, (4) increased competition in the Company’s market, impacting the ability to execute its business plans, (5) loss of key personnel, (6) unanticipated credit losses, (7) earthquakes or other natural disasters impacting the local economy and/or the condition of real estate collateral, (8) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems, and (9) changes in accounting policies or procedures.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.  For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2018, and particularly the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations."  Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2019	December 31, 2018
Assets
Cash and non-interest-bearing deposits in other banks	$30,074	$28,949
Due from Federal Reserve Bank ("FRB")	279,386	191,388
Cash and cash equivalents	309,460	220,337
Investment securities (at fair value)
Available for sale ("AFS") securities	59,863	66,426
Marketable equity securities	3,769	3,659
Total investment securities	63,632	70,085
Loans	573,421	587,933
Unearned fees and unamortized loan origination costs - net	(611)	(119)
Allowance for credit losses	(8,452)	(8,395)
Net loans	564,358	579,419
Premises and equipment - net	9,529	9,837
Accrued interest receivable	10,314	8,341
Other real estate owned	5,745	5,745
Goodwill	4,488	4,488
Deferred tax assets - net	3,095	3,174
Cash surrender value of life insurance	20,535	20,244
Operating lease right-of-use assets	3,836	—
Other assets	11,501	11,388
Total assets	$1,006,493	$933,058

Liabilities and Shareholders' Equity
Deposits
Non-interest-bearing	$304,172	$292,720
Interest-bearing	566,743	512,923
Total deposits	870,915	805,643

Accrued interest payable	77	57
Operating lease liabilities	3,938	—
Other liabilities	7,729	7,963
Junior subordinated debentures (at fair value)	10,496	10,155
Total liabilities	893,155	823,818

Shareholders' Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 16,953,744 at June 30, 2019 and 16,946,622 at December 31, 2018	58,818	58,624
Retained earnings	54,312	49,942
Accumulated other comprehensive income	208	674
Total shareholders' equity	113,338	109,240
Total liabilities and shareholders' equity	$1,006,493	$933,058

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest Income:
Interest and fees on loans	$8,443	$7,491	$17,085	$15,717
Interest on investment securities	444	265	921	457
Interest on deposits in FRB	1,424	681	2,722	1,065
Total interest income	10,311	8,437	20,728	17,239

Interest Expense:
Interest on deposits	890	550	1,724	937
Interest on other borrowed funds	118	109	241	199
Total interest expense	1,008	659	1,965	1,136
Net Interest Income	9,303	7,778	18,763	16,103
Provision (Recovery of Provision) for Credit Losses	4	(1,136)	10	(1,325)
Net Interest Income after Provision (Recovery of Provision) for Credit Losses	9,299	8,914	18,753	17,428

Noninterest Income:
Customer service fees	830	1,020	1,639	1,971
Increase in cash surrender value of bank-owned life insurance	147	132	292	257
Gain (loss) on fair value of marketable equity securities	53	(18)	110	(78)
Gain on proceeds from bank-owned life insurance	—	—	—	171
Gain (loss) on fair value of junior subordinated debentures	497	(192)	911	(661)
Loss on dissolution of real estate investment trust	(5)	—	(114)	—
Gain on sale of assets	6	29	6	29
Other	201	198	408	403
Total noninterest income	1,729	1,169	3,252	2,092

Noninterest Expense:
Salaries and employee benefits	2,760	3,010	5,532	5,971
Occupancy expense	808	834	1,621	1,599
Data processing	144	99	251	211
Professional fees	746	614	1,559	1,142
Regulatory assessments	83	78	176	161
Director fees	95	81	186	162
Correspondent bank service charges	14	17	28	34
Loss on California tax credit partnership	—	5	—	9
Net cost on operation and sale of OREO	87	49	152	100
Other	525	531	1,104	929
Total noninterest expense	5,262	5,318	10,609	10,318

Income Before Provision for Taxes	5,766	4,765	11,396	9,202
Provision for Taxes on Income	1,669	1,373	3,292	2,653
Net Income	$4,097	$3,392	$8,104	$6,549

Basic earnings per common share	$0.24	$0.20	$0.48	$0.39
Diluted earnings per common share	$0.24	$0.20	$0.48	$0.39
Weighted average basic shares for EPS	16,950,564	16,899,968	16,948,810	16,895,135
Weighted average diluted shares for EPS	16,981,705	16,957,282	16,977,224	16,935,911

United Security Bancshares
Average Balances and Rates (unaudited)
(in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Average Balances:
Loans (1)	$568,600	$576,670	$573,436	$590,905
Investment securities – taxable	65,268	49,752	66,772	47,381
Interest-bearing deposits in FRB	238,898	148,441	227,335	124,215
Total interest-earning assets	872,766	774,863	867,543	762,501
Allowance for credit losses	(8,442)	(9,291)	(8,449)	(9,364)
Cash and due from banks	29,232	27,067	28,793	26,906
Other real estate owned	5,745	5,683	5,745	5,745
Other non-earning assets	61,174	53,944	60,434	53,855
Total average assets	$960,475	$852,266	$954,066	$839,643

Interest-bearing deposits	$522,308	$442,797	$522,382	$422,008
Junior subordinated debentures	10,378	9,493	10,235	9,641
Total interest-bearing liabilities	532,686	452,290	532,617	431,649
Non-interest-bearing deposits	305,211	290,490	300,035	297,712
Other liabilities	9,495	5,485	9,262	6,199
Total liabilities	847,392	748,265	841,914	735,560
Total equity	113,083	104,001	112,152	104,083
Total liabilities and equity	$960,475	$852,266	$954,066	$839,643

Average Rates:
Loans (1)	5.96%	5.21%	6.01%	5.36%
Investment securities- taxable	2.73%	2.14%	2.78%	1.95%
Interest-bearing deposits in FRB	2.39%	1.84%	2.41%	1.73%
Earning assets	4.74%	4.37%	4.82%	4.56%
Interest bearing deposits	0.68%	0.50%	0.67%	0.45%
Total deposits	0.43%	0.30%	0.42%	0.26%
Junior subordinated debentures	4.56%	4.61%	4.75%	4.16%
Total interest-bearing liabilities	0.76%	0.58%	0.74%	0.53%
Net interest margin (2)	4.28%	4.03%	4.36%	4.26%

(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(in thousands)
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Cash and cash equivalents	$309,460	$260,701	$220,337	$207,300	$191,128
Investment securities	63,632	66,604	70,085	65,727	60,383
Loans	572,810	579,617	587,814	577,598	574,351
Allowance for credit losses	(8,452)	(8,417)	(8,395)	(8,798)	(8,425)
Net loans	564,358	571,200	579,419	568,800	565,926
Other assets	69,043	65,535	63,217	62,201	62,031
Total assets	$1,006,493	$964,040	$933,058	$904,028	$879,468

Non-interest-bearing	$304,172	$300,476	$292,720	$315,213	$281,686
Interest-bearing	566,743	531,101	512,923	463,670	475,277
Total deposits	870,915	831,577	805,643	778,883	756,963
Other liabilities	22,240	21,270	18,175	18,099	17,289
Total liabilities	893,155	852,847	823,818	796,982	774,252
Total shareholders' equity	113,338	111,193	109,240	107,046	105,216
Total liabilities and shareholder's equity	$1,006,493	$964,040	$933,058	$904,028	$879,468

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
(in thousands)	For the Quarters Ended:
	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total interest income	$10,311	$10,417	$9,821	$9,554	$8,437
Total interest expense	1,008	957	876	691	659
Net interest income	9,303	9,460	8,945	8,863	7,778
Provision (recovery of provision) for credit losses	4	6	(65)	(373)	(1,136)
Net interest income after provision (recovery of provision) for credit losses	9,299	9,454	9,010	9,236	8,914

Total non-interest income	1,729	1,523	1,665	849	1,169
Total non-interest expense	5,262	5,347	5,473	5,143	5,318
Income before provision for taxes	5,766	5,630	5,202	4,942	4,765
Provision for taxes on income	1,669	1,623	1,254	1,424	1,373
Net income	$4,097	$4,007	$3,948	$3,518	$3,392

United Security Bancshares
Nonperforming Assets (unaudited)
(dollars in thousands)
	June 30, 2019	December 31, 2018
Commercial and industrial	$75	$—
Real estate - mortgage	—	389
RE construction & development	11,562	11,663
Total nonaccrual loans	$11,637	$12,052

Loans past due 90 days and still accruing	341	—
Restructured loans	3,445	3,832
Total nonperforming loans	$15,423	$15,884
Other real estate owned	5,745	5,745
Total nonperforming assets	$21,168	$21,629

Nonperforming assets to total gross loans	2.69%	2.70%
Nonperforming assets to total assets	2.10%	2.32%
Allowance for credit losses to nonperforming loans	54.80%	52.85%

United Security Bancshares
Selected Financial Data (unaudited)
(dollars in thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Return on average assets	1.71%	1.58%	1.71%	1.57%
Return on average equity	14.53%	12.95%	14.57%	12.69%
Net recoveries to average loans	(0.02)%	(0.31)%	(0.02)%	(0.16)%

	June 30, 2019	December 31, 2018
Shares outstanding - period end	16,953,744	16,946,622
Book value per share	$6.69	$6.45
Efficiency ratio (1)	48.19%	54.34%
Total impaired loans	$18,054	$18,683
Net loan to deposit ratio	64.80%	71.92%
Allowance for credit losses to total loans	1.48%	1.43%
Total capital to risk weighted assets
Company	18.15%	17.80%
Bank	18.04%	17.70%
Tier 1 capital to risk-weighted assets
Company	16.90%	16.55%
Bank	16.79%	16.45%
Common equity tier 1 capital to risk-weighted assets
Company	15.47%	15.15%
Bank	16.79%	16.45%
Tier 1 capital to adjusted average assets (leverage)
Company	12.43%	12.15%
Bank	12.33%	12.16%
(1) Efficiency ratio is defined as total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (dollars in thousands)
(unaudited)
	Six Months Ended June 30,
	2019	2018	Change $	Change %
Net income	$8,104	$6,549	$1,555	23.74%

TRUPs (1) fair value adjustment gain (loss)	911	(661)
Reversal of provision for credit losses (2)	—	1,315
	911	654

Income tax effect	264	190
Non-core items net of taxes	647	464

Non-GAAP core net income	$7,457	$6,085	$1,372	22.55%

(1)	TRUPs Fair Value Adjustment is not part of Core Income and depending upon market rates, can “add to” or “subtract from” Core Income and mask Non-GAAP Core Income change.

(2)
A reversal of provision for credit losses is not part of Non-GAAP Core Income. This reversal from the allowance for credit losses was in excess of the calculated reserve for the period. The recovery of provision for credit losses of $1,325,000 for the six months ended June 30, 2018, within the Consolidated Statements of Income, includes this reversal of provision for credit losses of $1,315,000 and a provision for overdrafts of $10,000. For the six months ended June 30, 2019, there was no reversal from the allowance for credit losses in excess of the calculated reserve for the period. The provision for credit losses of $10,000, as reported within the Consolidated Statements of Income, represents the provision for overdrafts.